28

                            MAXTOR CONFIDENTIAL              4/27/95
                  DISCLOSE AND DISTRIBUTE SOLELYHyundai-Maxtor Mfg. Agmt.
                        TO MAXTOR EMPLOYEES HAVING A
                                NEED TO KNOW

                     MANUFACTURING AND PURCHASE AGREEMENT

                                BY AND BETWEEN

                             MAXTOR CORPORATION

                                     AND

                    HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.



                            DATED APRIL 27, 1995


                             TABLE OF CONTENTS



RECITALS                                                      1
1.0   DEFINITIONS                                             1
2.0   SCOPE; ROLE OF THE PARTIES                              2
3.0 OBLIGATIONS OF THE PARTIES DURING TRANSITION PERIOD; 3 PAYMENT OF EXPENSES; ON-GOING SUPPORT
4.0   GRANT OF LICENSE; TRANSFER OF TECHNOLOGY                4
5.0   OBLIGATIONS DURING PRE-PRODUCTION PERIOD                6
6.0   OBLIGATIONS DURING PRODUCTION PERIOD                    7
7.0   FORECAST                                                8
8.0   PURCHASE ORDERS                                         8
9.0   PURCHASE ORDER CANCELLATIONS AND                        9
      RESCHEDULING AND CHANGES
10.0  PURCHASE PRICE                                          9
11.0  TERMS OF PAYMENT AND TAXES                             10
12.0  PACKAGING AND SHIPMENT                                 10
13.0  ENGINEERING CHANGES                                    11
14.0  INSPECTION AND ACCEPTANCE                              11
15.0  WARRANTY                                               12
16.0  EPIDEMIC FAILURE                                       13
17.0  ON-SITE INSPECTION/VISITATION, VENDOR INFORMATION      13
      AND AUDITS
18.0  INDEMNIFICATION                                        14
19.0  INVENTIONS                                             15
20.0  CONFIDENTIAL INFORMATION                               16
21.0  ADMINISTRATIVE AND TECHNICAL COORDINATORS              16
22.0  TERM AND TERMINATION                                   17
23.0  LIMITATION OF LIABILITY                                18
24.0  DISPUTE RESOLUTIONS                                    18
25.0  GENERAL                                                18


                  MANUFACTURING AND PURCHASE AGREEMENT

   This Manufacturing and Purchase Agreement (the "Agreement") dated this 27th day of April, 1995 (the "Effective Date") is entered into by Maxtor Corporation ("Maxtor"), a Delaware corporation having its principal place of business at 211 River Oaks Parkway, San Jose, California 95134, U.S.A., and Hyundai Electronics Industries Co., Ltd. ("Hyundai"), a Korean corporation having its principal place of business at San 136-1, Ami-ri, Bubal-eub, Ichon-kun, Kyoungki-do, 467-860 Korea.

                             RECITALS

   A. Maxtor is in the business of designing, manufacturing and selling hard disk drives and other storage products.

   B. Hyundai is in the business of designing, manufacturing and selling, among other items, certain high technology computer products.

   C. Maxtor wishes to contract with Hyundai to manufacture and sell to Maxtor the Products (as hereinafter defined), and Hyundai wishes to manufacture and sell to Maxtor the Products.

   D. Hyundai and Maxtor are entering into this Agreement for the purpose of establishing a long-term mutually beneficial business relationship, and understand that the full cooperation of both parties is necessary to fully develop this business and maximize the potential opportunities. If problems should be encountered with respect to any aspect of this Agreement or if the parties should encounter any problems not covered by this Agreement, Maxtor and Hyundai shall discuss them in a cooperative and sincere spirit and attempt to arrive at a mutually acceptable solution.

   NOW, THEREFORE, in consideration of these premises and of the mutual covenants herein contained, the parties agree as follows:

   1.0   DEFINITIONS.

   1.1   Day shall mean calendar day unless otherwise specified.

   1.2 Hyundai Technology shall mean all information, in whatever form or medium, whether communicated orally or in tangible form, including, but not limited to, trade secrets, inventions, patent rights, designs, drawings, specifications, test information, methods, procedures, engineering and associated design data and manufacturing information, relating to the use, manufacture, service and/or sale of the Products and components thereof to which Hyundai now or hereafter owns or is authorized to sublicense without payment to third parties.

   1.3 Maxtor's Other Manufacturing Sources shall mean Maxtor's existing manufacturing Subsidiaries listed on Schedule A hereto and other Subsidiaries established or acquired by Maxtor from time to time for the purpose of manufacturing the Products or Other Products.

   1.4 Maxtor Technology shall mean all information, in whatever form or medium, whether communicated orally or in tangible form, including, but not limited to, trade secrets, inventions, patent rights, designs, drawings, Specifications, Process, test information, methods, procedures, Quality and Reliability Systems, engineering and associated design data and manufacturing information, relating to the use, manufacture, service and/or sale of the Products and components thereof to which Maxtor now or hereafter owns or is authorized to sublicense without payment to third parties.

   1.5 "Products" shall mean any and all data storage products (including, but not limited to, hard disk drives (rigid or removable) and flash memory products) which will be manufactured by Hyundai for Maxtor hereunder in accordance with the terms of this Agreement.

   1.6 "Other Products" shall mean any and all data storage products (including, but not limited to, hard disk drives (rigid or removable) and flash memory products) manufactured by Maxtor, or jointly by Maxtor with a third person, or for Maxtor by a third person, that do not fall under the definition of Products.

   1.7 "Process" shall mean assembly and test methods and procedures established by Maxtor relating to the manufacture of the Products.

   1.8 "Specifications" shall mean the engineering specifications relating to the Products provided or developed by Maxtor from time to time.

   1.9 "Quality and Reliability Systems" shall mean those methods and practices provided or developed by Maxtor which (i) prevent shipment of material which does not meet Specifications, (ii) provide corrective action to prevent manufacture of additional non-conforming material, (iii) provide notification and control of all changes to the Process or Products which may impact the end customers' use of the Product, (iv) provide resolution for customer perceived quality or reliability problems with the Products and (v) provide regular reports of manufacturing data to give assurance that the Process and Products are within acceptable statistical limits.

   1.10 "Subsidiary" shall mean any other corporation, company or other entity more than fifty percent (50%) of whose outstanding shares of securities are now or hereafter owned or controlled directly or indirectly by either party, but only so long as such ownership or control exists.

   2.0   SCOPE; ROLES OF THE PARTIES.

   2.1 Maxtor shall have the principal responsibility for designing the Products and providing to Hyundai working prototypes ready for volume production. Maxtor shall purchase the Products from Hyundai in accordance with the terms and conditions of this Agreement and shall have the responsibility for the worldwide marketing and sale of the
Products. Without making any                 , Maxtor acknowledges
that it is Maxtor's              to have Hyundai manufacture for
Maxtor the                defined in Schedule F hereto.

   2.2   Hyundai shall have the principal responsibility for the
manufacture of the Products and shall manufacture and assemble the
Products          for Maxtor solely in accordance with the Process and
Specifications provided by Maxtor from time to time.

   2.3 Maxtor and Hyundai understand that full cooperation is necessary to fully develop the business relationship contemplated herein and to achieve the potential opportunities thereof. The parties, therefore, intend to fully cooperate with each other to continue and maintain a long-term and mutually beneficial business relationship.

   2.4   (a)   Neither party shall be prevented from entering into
similar agreements with third parties for                 products or
services or for performing                         such manufacturing
services, provided that the confidential information or Technology of the other party is not used without obtaining prior written consent from the other party. At the request of either party,
 .

         (b)   Notwithstanding anything to the contrary contained
herein, it is understood that            . In analyzing such overall
costs and other terms, the               shall be considered.
  In analyzing such overall costs and other terms,
shall be considered.  For this analysis, Maxtor will take into
consideration                                              .

   2.5   It is the parties' intention to               manufacturing
levels at each of Hyundai and Maxtor's Other Manufacturing Sources' factories. Accordingly, the parties agree to meet and confer at least once quarterly to review and determine the most efficient and cost
effective utilization of their                 .  Notwithstanding
anything to the contrary, it is agreed and understood that in order to achieve the intent of this Section,
                   .

   2.6   It is also the parties' intention to conduct Hyundai's
manufacturing operations in the                      and mutually
beneficial manner,              .  Accordingly, the parties also agree
to meet and confer at least once per quarter to assess whether the current Hyundai manufacturing operation is
  , and if it is agreed that it is not, to                   to make
such manufacturing operations                                        .

   2.7 The parties understand that the assurance of continued production of quality and low-cost Products is critical to Maxtor's business and that Maxtor is relying on Hyundai as the sole source of certain Products. The parties recognize that the laws existing in certain countries may require the manufacture of products in the country in order for the products to be sold in such country and that unforeseen events, including political conditions within the United States, or other circumstances, may arise which would either limit or prevent Hyundai from manufacturing Products or Other Products in Korea or other countries, or from satisfying Maxtor's purchase requirements for Products necessary to meet the demands of the market. In addition, the economics associated with the manufacture of the Products, or some portion thereof, may be such that it is clearly appropriate to have such Product, or component or portion thereof, manufactured outside of Korea. In the event that legal, political or governmentally imposed economic restrictions or other conditions, or if any event described in Section 25.4, or if a material breach of this Agreement by Hyundai shall occur, or the parties are unable to resolve a material dispute in accordance with Section 24, which prevent or limit, or make more unfavorable, the delivery of Products from Hyundai to Maxtor or its customers, Maxtor and Hyundai will immediately cooperate in good faith and sincere spirit to find a mutually acceptable solution to allow Hyundai to continue supplying the Products to Maxtor. Nothing set forth in this Section shall affect the understandings and obligations set forth in Section 2.4(b), above.

   3.0   OBLIGATIONS OF THE PARTIES DURING TRANSITION; PAYMENT OF
EXPENSES; ON-GOING SUPPORT.

   3.1 Hyundai's Obligations. Hyundai shall be responsible to purchase, own, lease or otherwise acquire and continually make available, the facilities and capital equipment needed to manufacture the Products and shall provide all parts, labor, materials and other items necessary to perform Hyundai's obligations hereunder.

   3.2   Maxtor's Obligations.

   (a)   To enable Hyundai to manufacture the Products, Maxtor shall
(i)  provide Hyundai (through Maxtor or a Maxtor subcontractor) with
the necessary                       in accordance with the Transition
Plan described in Schedule B attached hereto, as will be modified from time to time by the parties, (ii) assist Hyundai in procuring the
necessary                               to allow Hyundai to perform
its obligations hereunder, and (iii) with respect to the Products, produce and compile for Hyundai and deliver to Hyundai, on a schedule mutually agreed to by the parties, the Product design, Process, technical specifications, and test information relating to the Products, and the Product manufacturability, fabrication, operation, performance, interfaces, and reliability of the Products in sufficient detail so as to enable Hyundai to thoroughly understand the Products to be manufactured by Hyundai.

   (b) Subsequent to the initial transition period for each Product as described in the Transition Plan for each such Products, upon Hyundai's reasonable request, Maxtor shall promptly provide additional to Hyundai at facilities designated by
Hyundai relating to the services performed or Products delivered
hereunder.  The period of time                  is required shall be
mutually agreed upon by the parties. The parties agree to periodically assess the continued provision of such Maxtor support in terms of reasonableness relating to, among other items, expense, time, manpower
required, and                                                      .

   3.3 Allocation of Expenses. All expenses incurred by the parties during the initial transition period shall be allocated as specified in the Transition Plan in accordance with the terms of this Agreement. It is anticipated that the parties will continue to incur expenses as part of the ongoing technology exchange under Section 4.3 and continual refinement of their business relationship. Unless otherwise agreed to by mutual agreement, the parties agree to incurred pursuant to this Agreement in accordance with the following guidelines:

   (a) Maxtor agrees to assume all expenditures associated with Product and Process design and development, including costs of component design and selection and prototype manufacture.

   (b)   During and subsequent to the initial transition period,
                                                   issued by Maxtor
and shipping Products to Maxtor.

   (c) Maxtor agrees to assume all costs incurred in the sale and marketing of the Products.

   (d)           agrees to assume           associated with the
                          after the initial transition period.

   (e)            agrees to assume          , including
                       or other technical information developed or provided by Maxtor, and assisting Hyundai in establishing and operating Hyundai's manufacturing facility.

   (f)   Except as otherwise provided,                will be borne by
the                  .

   4.0   GRANT OF LICENSE; TRANSFER OF TECHNOLOGY.

   To enable the parties to fulfill their respective obligations under this Agreement, Maxtor and Hyundai shall grant to the other a non-exclusive license pursuant to the terms described below.

   4.1   Grant of License by Maxtor.

   (a) Subject to the provisions of Section 22, Maxtor hereby grants to Hyundai:

   (i) a non-exclusive, personal, nontransferable, royalty-free license, without the right to sublicense (except as provided below), to use the Maxtor Technology solely in connection with the development, assembly, manufacturing and/or testing of the Products solely for Maxtor in accordance with the terms of this Agreement; and

   (ii) the right to sublicense to third party contractors, with no right to resublicense, in accordance with certain minimum terms and conditions established by Maxtor and subject to Maxtor's prior written approval, the right to use the Maxtor Technology solely for the purpose of having such third party subcontractors make the Products for Maxtor.

   (b) Maxtor will deliver to Hyundai in a timely manner the Maxtor Technology as determined necessary by Maxtor in order to permit
Hyundai to meet its obligations hereunder. The schedule and manner of delivery of information shall be mutually agreed to by Maxtor and Hyundai with respect to each Product.

   (c) The rights granted to Hyundai pursuant to Section 4.1(a) (including all sublicenses granted by Hyundai under Section 4.1(a)(ii)) shall terminate upon termination or expiration of this Agreement, whenever and for whatever reasons, and Hyundai agrees to immediately cease using the Maxtor Technology or any other information supplied by Maxtor or obtained by Hyundai under this Agreement in any manner upon such termination or expiration.



   4.2   Grant of License by Hyundai.

   (a) Subject to the provisions of Section 22, Hyundai hereby grants to Maxtor and its Subsidiaries:

   (i) a non-exclusive, personal, nontransferable, royalty-free license, without the right to sublicense (except as provided below), to use the Hyundai Technology solely in connection with the development, assembly, manufacturing, distribution, sales and/or testing of the Products and hard disk drive Other Products developed by or for Maxtor provided that the license to Hyundai technology as aforesaid for such hard disk drive Other Products is limited solely to Maxtor and Maxtor's Other Manufacturing Sources; and

   (ii) the right to sublicense to third party subcontractors, with no right to resublicense, in accordance with certain minimum terms and conditions established by Hyundai and subject to Hyundai's prior written approval, the right to use the Hyundai Technology solely for the purpose of having such third party subcontractors make the Products.

   (b) The rights granted to Maxtor pursuant to Section 4.2(a) (including all sublicenses granted by Maxtor under Section 4.2(a)(ii)) shall terminate upon termination or expiration of this Agreement, whenever and for whatever reasons, and Maxtor agrees to immediately cease using the Hyundai Technology or any other information supplied by Hyundai or obtained by Maxtor under this Agreement in any manner upon such termination or expiration.

   4.3 Technology Transfer and Technical Information Exchange. It is agreed that technical information exchange will be an ongoing process during the term of the Agreement. Each party shall have
                     , subject to the provisions of Section 20, to the other's facilities and production processes for the Products and shall
provide                                     of technical information.
To the extent feasible, the parties agree                to each other
information relating to a Product design or manufacturing, as it is developed or becomes available.

   5.0   OBLIGATIONS DURING PRE-PRODUCTION PERIOD.

   5.1   Maxtor's Obligations.

   (a) For each Product proposed by Maxtor, Maxtor shall be responsible for and shall bear all expenses related to the following:

   (i)   the development of the Product design (including
Specifications thereof)  and component design;

   (ii)   the selection and qualification of
  and                             ;

   (iii)   the development of the                               by
Hyundai;

   (iv)   the performance of                                        ;

   (v)   the                      of the  Quality and Reliability
Systems; and

   (vi)   the                           of technology, technical
information and documentation relating to the foregoing to Hyundai in
an                               manner.

   (b)   Maxtor shall                                  Hyundai's
manufacturing facilities and each of the Products to be manufactured by Hyundai hereunder.

   (c) Maxtor shall assist and cooperate with Hyundai in resolving any pre-production issues.

   5.2   Hyundai's Obligations.

   (a) Hyundai agrees that it will complete, as provided in the Transition Plan, the establishment of a manufacturing facility fully equipped to manufacture the Products in volume for Maxtor pursuant to
Section 8.

   (b)   Hyundai shall                            relating to
                                   required to perform its obligations
under this Agreement.

   (c) Hyundai shall comply with the qualification plan developed by Maxtor for the qualification of Hyundai's manufacturing facility and the Products to be produced by Hyundai. It is understood that the qualification plan may be modified from time to time as new Products are being introduced.

   (d) Hyundai shall perform all Quality and Reliability testing in accordance with the Quality and Reliability Systems that are developed and provided by Maxtor and attached hereto as Schedule D.

   (e) Hyundai may not move any portion of the manufacturing process or Product to any new facility or move from the original manufacturing facility qualified by Maxtor, except with the prior written consent of Maxtor.

   (f)   At Maxtor's request, Hyundai will assist Maxtor in qualifying used in the Products.  It is understood, however,
that Maxtor will select and qualify                      , including
components manufactured by Hyundai. Hyundai agrees that it will purchase components and parts for the manufacture or assembly of the
Products          from                         provided to Hyundai
from time to time by Maxtor.  The parties, however, agree to cooperate
and use reasonable efforts to                      in order to reduce
material or manufacturing  costs.

   6.0   OBLIGATIONS DURING PRODUCTION PERIOD.

   6.1   Maxtor's Obligations.

   (a)   Maxtor shall use its best efforts to                      use
of Hyundai's factory as contemplated under Section 2.5.

   (b) Maxtor shall promptly assist and cooperate with Hyundai in resolving any production problems to allow Hyundai to resume
production                                   .

   (c)   Maxtor shall work with Hyundai on an ongoing basis to address issues and to improve yield.

   (d)   Maxtor shall keep in place, at           , a mutually agreed
upon dedicated              to assist Hyundai with the ongoing
technology exchange and shall promptly                          .

   (e)   Maxtor shall promptly qualify, at                       in
order to reduce the materials and manufacturing cost of the Product.

   (f)   Maxtor will develop and
 to ensure effective and efficient continuity of supply for all components used in the Products.  Hyundai shall assist Maxtor in the
development and                                                     .

   (g)   Maxtor shall inspect Products  within
from the date of receipt and use the data obtained to independently
determine whether the                         have been maintained.
Maxtor shall promptly make such                  to assist Hyundai in
meeting its reliability and quality goals.

   (h)   Maxtor shall                promote the sale of the Products.

   6.2   Hyundai's Obligations.

   (a) Hyundai will be responsible for processing sufficient Product starts and procuring sufficient inventory to provide Maxtor with the required number of Products.

   (b)   Hyundai acknowledges that due to the              of certain
Products manufactured by Hyundai for Maxtor, it is critical that
Hyundai maintain the                  its manufacturing capacity upon
Maxtor's request.  Hyundai and Maxtor therefore agree to develop
              Hyundai's manufacturing capacity to meet customer demand.

   (c) Hyundai shall assist Maxtor in the development of plans to ensure effective and efficient continuity of supply for all components used in the Products.

   (d)   Hyundai shall maintain and supply                   on
Products pursuant to the Quality and Reliability Systems.

   (e) Hyundai shall comply with the Change Control Policy set forth in Schedule C and the Quality and Reliability Systems Procedure set forth in Schedule D.

   (f)   Hyundai may not move                          to any new
facility or move from the original manufacturing facility qualified by Maxtor, except with the prior written consent of Maxtor.

   (g)   Hyundai will comply with the provisions set forth in Section
5.2(f) above.

   7.0   FORECAST.

   7.1   At least                 , Maxtor will provide to Hyundai a
                              forecast of Maxtor's
   requirement for the Products in accordance with Maxtor's Product Requirement Forecast (PRF) process. This forecast is provided solely
for Hyundai's                          ; the forecast shall not be
construed as an authorization by Maxtor to order any materials for, or to allocate any labor or equipment for the manufacture of the Products. Maxtor will not be responsible for any of for materials, supplies, labor, or other commitments or expenses, other than as authorized by a written Maxtor Purchase Order in Hyundai's possession as provided in Section 8 below.

   7.2   Hyundai will submit to Maxtor, on a              basis, a
                   plan for              in accordance with Maxtor's
Response to Forecast (RTF) process.  This                 will consist
of the current quantity ordered by Maxtor for each of the forthcoming and any additional capacity in excess of what Maxtor
has ordered for each of the forthcoming                .  Maxtor may
place orders for the quantity, or any portion thereof, specified in
the excess capacity part of the                      , up to and
including Hyundai's entire output for the                            ,
with a minimum of                   lead time.  In the event Maxtor's
requirements exceed Hyundai' plant capacity, the parties agree to meet
and attempt to                        a resolution that will meet
Maxtor's customer's needs.

   8.0   PURCHASE ORDERS

   8.1 This Agreement, together with all Schedules and other documents referred to herein, will apply to all purchases, notwithstanding any acknowledgment or other business forms transmitted by either party. All purchase orders, acknowledgments and transmittals must reference this Agreement. The terms and conditions of this Agreement, together with all Schedules and other documents referred to herein, shall prevail notwithstanding any variance with the terms and conditions of any other document submitted by either party.

   8.2 This Agreement does not constitute a purchase order. Procurements made under this Agreement shall be made in accordance with written purchase order issued by Maxtor (in the form attached hereto as Schedule E). Hyundai may not perform any services or expend any monies for which Maxtor is responsible hereunder without prior receipt of a Maxtor purchase order therefor.

   8.3 The purchase order shall show the quantity, description, unit price, required ship date, method of shipment, destination, and any negotiated special charges. All purchase orders shall provide a lead
time of               .  Maxtor may, from time to time, request
Hyundai to make shipments in less than the standard lead time. Such requests will be negotiated by the parties to arrive at mutually agreeable dates of delivery.

   8.4 Hyundai agrees to accept purchase orders issued by Maxtor or its Subsidiaries in accordance with the terms and conditions of this
Agreement.  Within           working days of its receipt of each
purchase order, Hyundai will provide written order acknowledgment. If Hyundai's order acknowledgment is not received by Maxtor with said period, the purchase order will be deemed to have been accepted by Hyundai.

   8.5   (a)   Hyundai shall timely deliver all Products according to
schedule.  If Hyundai's performance falls below                    ,
Hyundai shall immediately implement a mutually agreed upon corrective
action plan which brings                                compliance.
The parties agree to cooperate in the development and implementation of such corrective action plan.

   (b) The parties agree to further cooperate in identifying the cause of any delay in scheduled Product delivery, and to
                                     .  In the event that either party
is damaged or suffers a loss as a result of the delay, the parties
shall work together to              such loss or damage.

   8.6 Should Maxtor request Hyundai to stop shipment of Products for quality reasons, Hyundai's obligations to meet delivery commitments shall thereafter be suspended until such time as Maxtor thereafter requests Hyundai to recommence shipment of Products. Maxtor and Hyundai shall work together to allow Hyundai to resume
production                  , and to              attributable to the
stop shipment. All requests pursuant to this Section shall be in writing.

   8.7 Hyundai shall always use its best efforts to maintain the ability to supply all Products that Maxtor orders from Hyundai. Hyundai shall immediately notify Maxtor of any event or circumstance that might affect Hyundai's ability to fully perform its obligations under this Agreement.

   9.0   PURCHASE ORDER CANCELLATIONS, RESCHEDULING AND CHANGES.

   9.1 Cancellation. Maxtor may cancel purchase order(s) or any portions thereof for any reason by notifying Hyundai in writing at
least                            date on the purchase orders.
Cancellation will be effective upon Hyundai's receipt of the written cancellation notice from Maxtor, or such later date as specified in the cancellation notice. Hyundai will cease work on affected purchase order(s) in accordance with the cancellation notice. Maxtor will (i) purchase and pay for any units of Products that have been completed as of the effective date of the cancellation, (ii) will pay Hyundai the incurred by Hyundai in connection with the
assembly of any goods that are                as of the effective date
of cancellation                  under the canceled order(s), (iii)
pay the costs of components and other materials procured by Hyundai specifically on account of the canceled order(s)
specified in Section 8.3, (iv) pay the costs of components and other
materials that Hyundai has ordered and is                   with
longer than               lead time, and (v) pay any cancellation or
restocking charges imposed by vendors on account of any canceled orders pursuant to clauses (iii) and (iv) above. Hyundai will use its best efforts to return components and other materials to its vendors and/or use them in other activities at Hyundai. Hyundai will in any event use its best efforts to mitigate the cancellation charges hereunder. In the event any such cancellation causes underutilization of Hyundai's manufacturing capacity, Maxtor and Hyundai will expeditiously meet to discuss mutually acceptable solutions for optimizing such capacity in a manner consistent with Section 2.5.

   9.2   Rescheduling.

   (a) Maxtor may upon prior written notice to Hyundai reschedule without penalty delivery of the following quantities of the Products for which purchase orders have been submitted:


                                         Percentage of the units
If Rescheduling occurs                   of the Products which
(days prior to delivery)                 may be rescheduled




It is agreed that the new ship date(s) must not be more than beyond the original ship date(s) shown on the affected purchase order.

   (b) If Maxtor's reschedule request represents an acceleration or increase, Hyundai will use its best efforts to meet the requested delivery dates.

   9.3   Product Mix Changes.   It is understood that market
conditions or requirements by Maxtor's customers may require changes in the Product mix within an HDA family and it is anticipated that
such changes may              .  Hyundai, therefore, grants to Maxtor
the right to                     to the Product mix that do not change
the           of the Products ordered                        .  Maxtor
and Hyundai agree to work together to respond to such changes in a timely manner.

   10.0   PURCHASE PRICE.

   10.1 The initial unit price to be paid by Maxtor for Products hereunder shall be calculated as set forth in Schedule F.

   10.2 All prices are expressed and all payments will be made in U.S. dollars.

   10.3                Pricing.  If at any time the purchase price
charged by Hyundai for the Products                             ,
Maxtor and Hyundai shall meet to discuss                             .

   10.4 Benefits. If Maxtor purchases components manufactured by Hyundai from Hyundai, Hyundai shall use its best efforts to ensure Maxtor that the
          ; and that if, during the term of this Agreement (or any extension thereof), Hyundai shall sell such products for to any other customers, thereupon and thereafter Maxtor shall
be            .

   11.0   TERMS OF PAYMENT AND TAXES.

   11.1 Hyundai will invoice Maxtor upon delivery of the Product in accordance with Section 12. Maxtor shall pay within after the relevant invoice date or delivery of the Products, whichever is later. Payment shall be made by wire transfer, check or other instrument approved by Hyundai. At Maxtor's request, Hyundai will
grant to Maxtor an extension of time beyond           , at which time
the parties agree to meet to reach an agreement regarding the interest to be paid for extending such payment term.
from the Effective Date of this Agreement , or as otherwise requested by a party.

   11.2              shall bear all applicable federal, state,
municipal, and foreign jurisdiction taxes (such as sales, use or similar taxes), all customs duties, imposts, and similar charges, and all personal property taxes assessable on the Products which are
imposed after delivery to          .

   11.3 Maxtor shall invoice Hyundai for all expenses incurred by Maxtor and charged to Hyundai in accordance with the Transition Plan.
All invoices will be paid within         from the date thereof, except
as otherwise set forth in the Transition Plan, or as otherwise agreed by the parties. The parties agree to specifically address payment by
Hyundai of                     made or to be made by Maxtor for
Hyundai at Hyundai's request. The contemplated                   are
set forth in the Transition Plan

   11.4   All payments hereunder shall be expressed and made in U.S.
dollars.

   12.0   PACKAGING AND SHIPMENT.

   12.1   All Products are to be packed in accordance with Maxtor
specifications, unless otherwise provided by Maxtor.
                     .

   12.2   Hyundai shall deliver the Products to Maxtor
                (as defined by the International Chamber of Commerce). shall pay all duties, taxes, shipping, customs, insurance,
and handling charges to the                 , which is the point at
which title shall pass from Hyundai to Maxtor.           shall pay all
duties, taxes, shipping, customs, insurance and handling charges after
the goods are aboard the exporting vessel.   Delivery shall not occur
until Hyundai has obtained any export license or other official authorization necessary for export of Products. Korean export licensing is the sole responsibility and at the sole expense of Hyundai.

   13.0   ENGINEERING CHANGES.

   13.1 Definition. The term Engineering Change(s) shall mean those mechanical, electrical, firmware or software design changes or specification changes, piece part or subassembly design or specification changes, made to the Products or Process, or, which, if made, could affect the schedule, performance, reliability, availability, serviceability, appearance, dimensions, tolerances,
safety or costs, such determination to be made                       .

   13.2 Hyundai Change(s). Hyundai will notify Maxtor of any Engineering Change proposed to be made by Hyundai to the Products or Process, and will supply a written description of the expected effect of the Engineering Change on the Products, including its effect on price, performance, reliability and serviceability. Maxtor may elect to evaluate the prototype, parts and/or designs specified as part of the proposed change and Hyundai shall provide the prototype, parts and/or design to Maxtor at no charge for such evaluation. Maxtor
agrees to make                     to approve or disapprove Hyundai's
proposed changes within                             after receipt of
Hyundai request for           changes, and within         for
changes. Hyundai will not change or modify the Products or Process by implementation of such Engineering Change without Maxtor's prior written approval.

   13.3 Maxtor Change(s). Maxtor may request, in writing and in a manner similar to Hyundai's request as set forth in Article 13.2, that
Hyundai incorporate any             Engineering Change into the
Products, and Hyundai will provide to Maxtor its written response after receipt of Maxtor's request.  For
Engineering Changes, as determined by Maxtor, Hyundai will respond
within               of Maxtor's written request.  Hyundai's response
will state the cost savings or increase, if any, expected to be created by the Engineering Change, and the effect on the schedule, performance, reliability, availability, safety, serviceability, appearance, dimensions, tolerances, composition of bills of material, and of the Products. If Maxtor requests Hyundai to incorporate an Engineering Change into the Products, the applicable Specifications will be amended as required. Hyundai will not unreasonably refuse to incorporate Maxtor's Engineering Changes into the Products.

   13.4   Unforeseen Changes.   In the event of a serious and
unforeseen safety or technical problem with the Products provided hereunder, an emergency Engineering Change may be required. Such problem may or may not result in the Products failing to meet the applicable Specifications. Maxtor and Hyundai shall mutually expend all necessary resources in order to correct such problems immediately upon their discovery by either party.

   13.5 In the event such Maxtor required Engineering Change directly causes a negative financial impact to Hyundai due to incorporation of such change into a Product, the parties agree to
promptly meet to discuss               of such financial impact.
Hyundai agrees to use its best efforts to notify Maxtor of such financial impact prior to incorporation of such Engineering Change, and in any event, notify Maxtor as soon as Hyundai becomes aware of such impact.


   14.0   INSPECTION AND ACCEPTANCE.

   14.1 Hyundai will ensure all Products are tested in accordance with the requirements set forth in Schedule D. Maxtor may, subject to mutual agreement, update or modify Schedule D during the term of this Agreement, or any extension thereof. Hyundai will provide only those Products conforming to the Specifications described in this Agreement, unless Hyundai has obtained prior written approval from the Maxtor technical coordinator for any deviation from such Specifications.

   14.2 Maxtor may inspect and test all Products. If nonconformance to the Specifications occurs, Maxtor and Hyundai will to identify and find a way to correct the causes of the problem(s). Maxtor may refuse to accept Products which do not conform to the
Specifications.  Maxtor may reject                  if lot acceptance
criteria established in the Specifications are not fulfilled.  Maxtor
may                         of Products until the cause(s) for non-
conformity, as mutually determined by parties, has been corrected.
Maxtor will use its best efforts to                  in identifying
the cause(s) for rejection through a                           .  If
the cause(s) identified by the                    relate to Maxtor's
design of the Products or Process, Maxtor will promptly take to allow Hyundai to resume production as soon as possible.

   14.3   Subject to the Section 14.2, if Maxtor rejects any defective
Products,                from the date of receipt of such rejected
units at Hyundai's facility. If the failure is unrelated to Maxtor's design or Process as provided in Section 14.2, and Hyundai is unable to correct such failure within a reasonable time, Maxtor may cancel the affected order(s) and all pending orders for those Products at no
cost or obligation to Maxtor.               agrees to pay for
                      incurred by Maxtor or its customers arising out of or relating to the return to Hyundai of all the units that did not meet the Specifications of this Agreement as a result of manufacturing errors by Hyundai.

   14.4   If, after                    from the date of receipt by
Maxtor, Maxtor has not rejected a Product, it will be deemed to have been accepted by Maxtor. The act of inspection or payment by Maxtor for the Products will not be construed as Maxtor's acceptance of such Products.

   15.0   WARRANTY.

   15.1   Hyundai warrants that the Products delivered by Hyundai to
Maxtor shall meet the                          .  The parties agree to
establish warranty terms which are                   so as to permit
the Products to remain         .

   15.2   At
the defective Products. The parties agree to establish warranty terms for Products repaired or replaced under this Section which are
         so as to permit the Products to remain               .

   15.3 All Products repaired by Hyundai will exhibit an identifying mark to indicate that the Products have been reworked or repaired and
the latest date of delivery.            shall pay for
relating to the return of the defective Products to Hyundai and
        shall pay for               relating to the subsequent return
of the repaired or replaced Products to Maxtor.

   15.4   Hyundai agrees to collect and send to Maxtor
on           basis in a mutually agreed to format.

   15.5   (a)   Hyundai agrees to provide out-of-warranty repair
service to Maxtor until the end of               after the last
purchase of each Product.  The prices charged by Hyundai will be
Hyundai's                      which Hyundai will try, in good faith,
not to have                              .  The foregoing
notwithstanding, Maxtor will have              to have any Product
repaired by Hyundai. In the event Maxtor chooses not to have a Product repaired by Hyundai, Maxtor shall notify Hyundai in writing.
In such situation, Maxtor and Hyundai agree to meet                  .

          (b) Regarding out-of-warranty repair services, the parties agree:

          (i) that Maxtor and Hyundai will work together to support customer requirements for out-of-warranty repair;

          (ii) where possible, Maxtor and Hyundai will work together to alleviate the need for extended out-of-warranty repair by helping customers find other options; and

          (iii) that Maxtor and Hyundai will work together to requirements and minimize exposure on obsolete material.


   15.6 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, HYUNDAI GRANTS NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, FOR THE PRODUCTS, AND DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE ABOVE EXPRESS WARRANTIES SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR DEFECTIVE PRODUCTS, UNLESS OTHERWISE SET FORTH IN THIS AGREEMENT.

   16.0   EPIDEMIC FAILURE.

   16.1 In the event of an epidemic failure of the Product, whether occurring inside or outside of the warranty period, the parties shall work together to identify the nature of the failure and to determine whether the failure results from the design or manufacture of the Products.

   16.2   Maxtor and Hyundai shall agree on an                     of
the cost of resolving the problem which shall depend on whether the primary source of the problem is Maxtor's design of the Products or Hyundai's manufacture of the Products.

   16.3   Maxtor and Hyundai shall cooperate in             to
identify the          cost-effective solution to the problem.

   16.4   For purposes of this Section 16, "epidemic failure" shall
mean                   .

   17.0   ON-SITE INSPECTION/VISITATION, VENDOR INFORMATION AND
AUDITS.

   17.1 Maxtor's representatives, including Maxtor customers as designated by Maxtor, shall be allowed a reasonable number of visits to Hyundai's manufacturing and test facilities (including access to the manufacturing areas) for purposes of qualification and monitoring production processes. Maxtor or Maxtor's customers
for travel and living               during their visit.

   17.2   Maxtor shall be entitled to conduct            , periodic
audits of Hyundai's quality, reliability, vendor control and process control procedures as they affect the Products produced by Hyundai for Maxtor. Such audits may be conducted as often as reasonably necessary to ensure compliance with this Agreement. Such audits may be conducted by Maxtor personnel or by contractors hired on behalf of Maxtor. In the event contractors are hired, Maxtor will ensure that they are bound by a nondisclosure provision equivalent to the provisions of Section 20. Hyundai agrees to provide reasonable access to its facilities, including manufacturing areas, and reasonable assistance in understanding such procedures to such auditors.

   17.3   Hyundai shall keep throughout the term of this Agreement all
                    . Hyundai will advise Maxtor when these records are about to be destroyed and will allow Maxtor the opportunity to reproduce the information.

   17.4 A reasonable number of duly authorized and technically qualified employees of Hyundai shall be given access from time to time during the term of this Agreement to those offices of Maxtor or its Subsidiaries. Hyundai shall be responsible for travel and living expenses for its employees during their visit.

   17.5 Visits made by either party pursuant to this Section shall be subject to reasonable conditions and regulations which may be necessary in order to not interfere with normal operations and administration of the other party. Prior to any visit, the visiting party shall notify the other of such intended visit and state the number of visiting employees (or customers, in Maxtor's case) and the
purpose of the visit.   The representatives of the parties shall obey
all pertinent rules and regulations of the other party while of the premises of the other party, including but not limited to those relating to safeguarding of confidential information.

   17.6 Each party agrees that it will not disclose to any third parties any identified confidential information of the other party which becomes known as a result of such on-site inspections or visitations and any such confidential information shall be handled in accordance with Section 20.

   18.0   INDEMNIFICATION.

   18.1 Hyundai Infringement Indemnification. If an infringement arises exclusively from a process or Technology that is proprietary to Hyundai and used in the manufacture of Products or provision of services for Maxtor, Hyundai shall defend Maxtor, its customers, and all persons claiming under Maxtor, at Hyundai's expense against any claim or suit for the infringement of any patent, trade secret, copyright, trademark or any other intellectual property or proprietary right of a third person; and Hyundai shall pay all costs, claims and other liabilities incurred and settlements and damages finally awarded as a result of such claim or suit against the aforesaid parties provided: (a) Hyundai shall have the right to control the defense and settlement of all such actions or claims; (b) Maxtor agrees to take all lawful actions that may be reasonably requested by Hyundai in connection with such settlement or defense at the expense of Hyundai; and (c) Maxtor promptly notifies Hyundai in writing of such claim. If a preliminary or final judgment shall be obtained against any of the aforesaid parties use of the Product, materials or services to be provided by Hyundai hereunder, or if, in Hyundai's reasonable opinion, such Product, process, Technology, materials or services are likely to become the subject of a claim for infringement, Hyundai shall, at its expense and option, either: (a) substitute fully equivalent non-infringing items; (b) modify the infringing item so that it no longer infringes but remains functionally equivalent; or
(c) obtain for Maxtor or its customers, at Hyundai's expense, the right to continue use of such item. If none of the foregoing is
feasible,                                           .

   18.2 Maxtor Infringement Indemnification. If an infringement arises exclusively from a design, Process, Technology or Specifications that are proprietary to Maxtor and provided by Maxtor to Hyundai and used in the manufacture of the Products or provision of services for Maxtor, Maxtor shall defend Hyundai at Maxtor's expense against any claim or suit brought against Hyundai for the infringement of any patent, trade secret, copyright, trademark or any other intellectual property or proprietary right of a third person, and Maxtor shall pay all costs, claims and other liabilities incurred and settlements and damages finally awarded as a result of such claim or suit against Hyundai provided: (a) Maxtor shall have the right to control the defense and settlement of all such actions or claims; (b) Hyundai agrees to take all lawful actions that may be reasonably requested by Maxtor in connection with such settlement or defense at the expense of Maxtor; and (c) Hyundai promptly notifies Maxtor in writing of such claim. If a preliminary or final judgment shall be obtained against Hyundai's use of the Maxtor Technology, design, Process or Specifications, which were provided by Maxtor hereunder, Maxtor, at its expense and option, will either : (a) substitute fully equivalent non-infringing items; (b) modify the infringing item so that it no longer infringes but remains functionally equivalent; or
(c) obtain for Hyundai, at Maxtor's expense, the right to continue to use such item. If none of the above is feasible,
                     .

   18.3 Cross Indemnification. As between the parties hereto, the above are the sole and exclusive remedies for intellectual property infringement by a party of a third persons' intellectual property rights. Each party will indemnify the other against and hold it harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) to the extent it arises out of or in connection with, in whole or in part, any negligence or willful act or omission of it or its employees or agents including but not limited to any such act or omission that contributes to: (a) any bodily injury, sickness, disease or death; (b) any injury or destruction to tangible or intangible property of the other or any loss of use resulting therefrom; or (c) any violation of any statute, ordinance or regulation.

   19.0   INVENTIONS.

   19.1 As used herein, "Invention" shall mean any idea, design, concept, technique, discovery, enhancement, modification, or improvement, whether or not patentable, conceived, or reduced to practice during the term of this Agreement by one or more employees of Hyundai or Maxtor independently of the other (such party making such independent Invention is herein referred to as the "Inventing Party"), or jointly by one or more employees of Maxtor and Hyundai, or subcontractors thereof, (such Invention is herein referred to as "Joint Invention") in conjunction with or as a result of work done hereunder.

   19.2 For Inventions made by one party to the other party's Technology, and for Joint Inventions made by jointly by parties to one party's Technology, such Inventions and Joint Inventions shall be jointly owned by the parties including ownership to all patents, that may be issued thereon and in all copyrightable material. The Inventing party shall promptly inform the other party of such Invention. The parties agree that for such Inventions and Joint Inventions, each party may exercise all rights available as an owner of such Inventions and Joint Inventions for any lawful purpose without accounting to the other party, provided, and notwithstanding the foregoing, (i) if Hyundai made the Inventions to Maxtor Technology or if the Joint Invention was made to Maxtor Technology, Hyundai agrees that it may not use, nor allow others to use such Invention or Joint Invention for any purpose(s), which compete, at any time, with Maxtor's business interests, and Hyundai further agrees that its joint ownership of such Inventions and such Joint Inventions does not grant or bestow on Hyundai expressly, by implication or otherwise, any license to use Maxtor Technology which is encompassed or embodied in such Inventions or Joint Inventions, or, upon which such Inventions or Joint Inventions were based, and Hyundai may only use such Maxtor Technology as permitted in Section 4.1(a) above unless otherwise agreed in writing by Maxtor and (ii) if Maxtor made the Invention to Hyundai Technology, or if the Joint Invention was made to Hyundai Technology, Maxtor agrees that it may not use, nor allow others to use such Inventions or Joint Inventions for any purpose, which compete, at any time, with Hyundai's business interests, and Maxtor further agrees that its joint ownership of such Inventions and such Joint Inventions does not grant or bestow on Maxtor expressly, by implication or otherwise, any license to use Hyundai Technology which is encompassed or embodied in such Inventions or Joint Inventions, or, upon which such Inventions or Joint Inventions were based, and Maxtor may only use such Hyundai Technology as permitted in Section 4.2(a) above unless otherwise agreed in writing by Hyundai. Such Inventions and Joint Inventions shall be deemed the information of the party who owns the underlying Technology and the other party shall treat such Invention and Joint Invention in accordance with Section 20.

   19.3 Inventions made by one party to its Technology shall be the sole property of such Inventing Party, shall be deemed confidential information of such Inventing Party and treated in accordance with the terms of this Agreement, and the other party is hereby granted by the Inventing Party the same rights such party is granted hereunder to use the Technology of such Inventing Party.

   19.4 Joint Inventions made by the parties to other than the Technology of a particular party, shall be jointly owned including ownership to all patents that may be issued thereon and in all copyrightable material. The parties agree that for such Joint
Inventions, each party may exercise all rights                   of
such Joint Invention, for any lawful purpose                    .  The
parties further agree that all expenses associated with protecting each such Joint Invention, e.g., patent protection or the like, shall
be              ; however, if one party elects not to
in such expenses, the             shall have the right to seek or
maintain such protection                  and shall have
over the prosecution and maintenance thereof, even though
of any patent or copyright and any rights granted or allowed
thereunder shall, in all cases,                         with the
         .

   19.5 Neither party shall be liable for any payments to employees of the other whose services may have contributed, in any manner, to the conception or reduction to practice of any Invention, including a Joint Invention.

   19.6 Nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any license on the patents, patent applications, copyrights or proprietary information arising out of any other inventions of either party provided, that notwithstanding the foregoing, the parties confirm the grant of rights made to the other party hereunder to use such party's Technology as allowed hereunder.

   19.7 For purposes of Sections 19.2 and 19.3, Technology belonging to Hyundai and Maxtor shall have the meanings set forth in Sections
1.2 and 1.4, respectively.

   20.0   CONFIDENTIAL INFORMATION.

   20.1 All confidential information disclosed by either party to the other in connection with this Agreement shall be subject to the provisions of the Confidentiality Agreement dated effective May 1, 1993 between Maxtor and Hyundai, which is attached hereto as Schedule G.

   20.2 Any and all information provided by either party to the other, including, respectively, Maxtor Technology or Hyundai
Technology, shall be considered to be confidential information of the providing party for purposes of this Agreement and will be subject to the confidentiality obligations set forth in Schedule G.

   21.0   ADMINISTRATIVE AND TECHNICAL COORDINATORS.

   21.1 Each party will appoint an individual to serve as its administrative coordinator. Either party may appoint a new administrative coordinator at any time upon prior written notice to the other party. The administrative coordinators will be responsible for maintaining liaison between parties and monitoring production schedules.

The administrative coordinators for the parties as of the Effective Date will be as follows:

For Maxtor:

For Hyundai:



   21.2 In addition, each party will appoint a qualified individual to serve as its technical coordinator. Either party may appoint a new technical coordinator at any time upon prior written notice to the other party. The technical coordinators will be authorized to:

   (a)   Maintain technical liaison between the parties;

   (b) Submit and receive proposals of Engineering Changes, and give responses and/or approvals thereto as specified in Section 13.0;

   (c)   Coordinate the warranty processes set forth in Section 15.0;
and

   (d) Approve deviations from the Specifications. Any deviation approval must be in writing between the parties and will include the specific deviation and the length of time such deviation is valid.

The technical coordinators for the parties as of the Effective Date will be as follows:

For Maxtor:  Larry Freeman

For Hyundai:



   21.3 The administrative coordinators must be included on copy of all correspondence between the technical coordinators.

   22.0   TERM AND TERMINATION.

   22.1   Term.   The initial term of this Agreement shall commence on
the date of this Agreement and continue for five (5) years from the Effective Date. Thereafter, this Agreement shall be automatically renewed for successive two-year periods, unless either party gives the other party at least one year prior written notice of its intent not to renew the Agreement.

   22.2   Termination by Either Party for Cause.

   (a) Subject to the other terms and procedures stated herein, the Agreement may be terminated by either party if the other party (i) breaches any material provision and does not remedy such breach as provided below or (ii) files a petition in bankruptcy or such a petition is filed for the party. Except for late delivery pursuant to
Section 8.5, for which there is no cure, in the event of breach of a material provision of this Agreement by a party, the non-breaching party shall notify the other party in writing of such breach and provide a detailed description of the breach as well as any available information reasonably useful or necessary to enable a cure of the claimed breach. If the breach is not corrected by the breaching party within thirty (30) days of the date such notice is given, this Agreement may be immediately terminated by the non-breaching party, by giving written notice of such termination; provided, however, that such 30-day period shall be reasonably extended if such breach requires more than thirty (30) days to correct and the breaching party begins to cure promptly within such period and thereafter diligently completes the correction.

   (b) The obligations of the breaching party for such termination are as follows:

   (i)   In the event Maxtor terminates, Hyundai shall (i)
            .  Hyundai's obligations shall also be as stated in
Section 4.1(c), above.

   (ii) In the event Hyundai terminates, Maxtor's obligations are as stated in Section 4.2(b) and 9.1, above.

   (iii) In addition to the obligations set forth in (b)(i) and (ii) above, the parties agree that the breaching party shall also responsible for any damages and losses incurred by the non-breaching party. The parties commit to meet in good faith in an attempt to agree upon the amount of damages owed to the injured party and to decide upon a mutually acceptable method for payment of such damages. The parties further agree that this commitment to meet in good faith shall survive termination of this Agreement. In the event that the parties are unable to revolve such damages issues, such dispute shall be by means of arbitration in accordance with the arbitration provision set forth in Section 24 herein.

   (iv) Notwithstanding anything to the contrary herein, the parties agree that the total liability of a party and its affiliates to the other party, for any causes of action, whether or not the Agreement has been breached and/or terminated, shall not in the aggregate (collectively for all causes of action) exceed, for Hyundai, the cost
of the obligations in (b)(i) above plus                  , and shall
not exceed for Maxtor, the cost of the obligations in (b)(ii) above
plus          . This limitation of liability shall not apply to
damages incurred due to breach of the provisions of Sections 4.1 (a) and (c), 4.2(a) and (b), and Section 20.

   22.3 Limitation of Liability for Termination. All of the above charges shall be invoiced within sixty (60) days following the termination date of this Agreement. Charges not invoiced within sixty
(60) days shall be waived. The charges provided in this Section 22 are the complete statement of costs related to termination. EXCEPT AS OTHERWISE SET FORTH ABOVE, ALL OTHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR OTHER DAMAGES (INCLUDING LOSS OF PROFITS) FOR TERMINATION ARE HEREBY WAIVED, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   23.0   LIMITATION OF LIABILITY.

   EXCEPT AS OTHERWISE SET FORTH ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING UNDER OR IN ANY WAY RELATING TO THIS AGREEMENT, INCLUDING ANY LOSS OF USE, LOSS OF PROFITS OR REVENUES. THE PROVISIONS OF THIS SECTION SHALL NOT APPLY TO BREACH OF THE OBLIGATIONS SET FORTH IN SECTIONS 4(1)(a), AND (c), 4(2)(a) AND
(b), AND 20 OR TO THE OBLIGATIONS DESCRIBED IN SECTIONS 16, 18, AND 22 AS SPECIFIED THEREIN.

   24.0   DISPUTE RESOLUTIONS.

The parties agree that any material dispute between the parties relating to this Agreement will be submitted to a panel of two senior executives of Maxtor and Hyundai. Either party may initiate this proceeding by notifying the other party pursuant to the notice provision under Section 25.15. Within five (5) days from the date of receipt of the notice, the parties' executives shall confer (via telephone or in person) in an effort to resolve such dispute. The decision of the executives will be final and binding on the parties. In the event the executives are unable to resolve such dispute within twenty (20) days after submission to them, such dispute shall be settled by means of arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. If Maxtor demands arbitration, such arbitration shall be conducted in Seoul, Korea and if Hyundai demands arbitration, it shall be conducted in Denver, Colorado, U.S.A.. The decision rendered by arbitration shall be final and binding upon the parties. Nothing in this Section shall prevent either party from providing the appropriate notice of breach allowed under Section 22.5 prior to initiating the proceeding set forth above. The cure period set forth in Section 22.5 shall continue to run pending resolution by the parties' executives, unless otherwise agreed to by the parties. Each party's executives shall be identified by notice to the other party, and may be changed at any time thereafter also by notice to the other.

   25.0   GENERAL.

   25.1 Management Review. The senior management of the parties shall meet each quarter to discuss performance under this Agreement and to resolve any problem issues. The discussion shall include, at a minimum, product quality, delivery of Products, production levels, current plant capacity, field performance of the Products, pricing, cost reduction and payment.

   25.2 Independent Contractors. Persons furnished by each party shall be solely the employees or agent of such party and shall be under the sole and exclusive direction and control of such party.
They shall not be considered employees of the other party for any purpose. Each party shall remain an independent contractor and shall be responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. Each party shall also be solely responsible for payment of taxes, including federal, state and municipal taxes, chargeable or assessed with respect to its employees, such as social security, unemployment, worker's compensation, liability insurance and federal and state withholding. Each party shall indemnify the other for any loss, damage, liability, claim, demand or penalty including costs, expenses, and reasonable attorneys' fees assessed against one party that may be sustained by reasons of the other party's failure to comply with the provisions of this Section.

   25.3 Trademarks. Nothing contained in this Agreement shall be construed as conferring any license, right to use or other right with respect to any trademark or trade name of either Party.

   25.4 Force Majeure. Neither party shall be liable to the other for any alleged loss or damages resulting from non-performance or delays of performance hereunder caused by acts of God, natural disasters, acts of civil or military authority, government priorities, fire, floods, epidemics, quarantine, energy crises, labor strikes, war, riots, or any other act or condition beyond the reasonable control of the parties. The affected party shall notify the other party within two (2) business days of discovery of any such event, or when such party knows or has reasonable anticipation that such event will occur, whichever is earlier. The parties agree to immediately meet to agree upon a mutually acceptable plan of action to address the effects of such situation.

   25.5 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations governing the manufacture or sale of the Products or the performance of services covered by this Agreement.

   25.6 Export Controls. The export of commodities or technical data from the United States of America and/or the re-export from foreign countries of commodities or technical data or direct products of technical data of United States of America origin, may be conditioned upon the issuance of an export license by the government of the United States of America. Each party represents that it will not export or re-export any commodities or technical data or direct products of technical data in furtherance of this Agreement unless and until it has complied, in all respects with the United States of America Export Control Regulations. Neither party makes any warranty that an export license will be granted for such export or re-export, and neither party shall have any liability for its inability to obtain such a license.

   25.7 Publicity. Neither party shall disclose, advertise or publish the existence or terms and conditions of this Agreement, without prior written consent of the other party, except as may be required by law (including SEC regulations).

   25.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflict of laws rules.

   25.9 Severability. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided that a provision of similar economic effect shall be substituted for the illegal, invalid or unenforceable provision.

   25.10 Waiver or Delay. A waiver of any default hereunder or of any terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or any other term or condition, but shall apply solely to the instance to which such waiver is directed.

   25.11 Assignment. Except as otherwise provided herein, assignment of this Agreement shall be prohibited without the express written consent of the other party and any attempted assignment prohibited hereunder shall be null and void, provided, however, that either party may assign this Agreement to any present or future parent or successor interest without having to obtain prior consent of the other party as long as such assignee agrees, in writing, to comply with all of the terms and conditions of this Agreement.

   25.12 Paragraph Headings. The paragraph headings and captions of this Agreement are intended for reference and for convenience only and shall not be construed as limiting or affecting any of the contents of this Agreement.

   25.13 Additional Property. Title to all property not otherwise specifically addressed herein owned by one party (the "Furnishing Party") and furnished to the other party (the "Receiving Party"), shall remain with the Furnishing Party. Any such property owned by one party and in the Receiving Party's possession or control shall be used only in the performance of this Agreement unless otherwise authorized in writing by the Furnishing Party. The Receiving Party shall adequately protect such property and shall return it to the Furnishing Party after use or upon termination of this Agreement or upon this request.

   25.14 Attorneys' Fees. In the event any action is brought with respect to the interpretation or enforcement of this Agreement, the prevailing party in such action shall be entitled to receive from the losing party(s) a reasonable sum as attorneys' fees and costs of such action.

   25.15 Notice. All legal notices required or permitted hereunder shall be in writing, and shall be addressed to the parties hereto at their respective addresses, set forth below and shall be considered given when (a) delivered personally, (b) sent by confirmed telex, (c) two days after having been sent by commercial overnight courier with written verification receipt, (d) five (5) days after having been sent, postage prepaid, by first class or registered mail, or (e) transmitted by confirmed telephone facsimile.

To Maxtor:                            With a copy to:

Maxtor Corporation                    Maxtor Corporation
2190 Miller Drive                     2190 Miller Drive
Longmont, Colorado 80501              Longmont, Colorado 80501
Attn:  Glenn H. Stevens               Attn:
  Vice President, General Counsel


To Hyundai:                           With a copy to:

Hyundai Storage Division              Hyundai Storage Division
San 136-1 Ami-ri, Boobal-eub          San 136-1 Ami-ri, Boobal-eub
I-chon, Kyungki-do, Korea             I-chon, Kyungki-do, Korea
Attn:                                 Attn:



   25.16 Limitation of Action. No action, regardless of form, arising out of this Agreement, may be brought by either party more than two years after the cause of action has arisen, or in the case of nonpayment, two years from the date the last payment was due.

   25.17 Order of Precedence. In the event of any inconsistency between the terms and conditions of this Agreement, and the terms and conditions of purchase order(s) issued pursuant to this Agreement, the terms and conditions of this Agreement shall prevail. In the event of any inconsistency between the Schedules to this Agreement and the terms and conditions of this Agreement, the provisions of the Schedules will prevail.

   25.18 Joint Work Product. This Agreement is the joint work product of representatives of Maxtor and Hyundai. For convenience it has been drafted in final form by one of the parties. Accordingly, in the event of ambiguities, no inferences will be drawn against either party solely on the basis of authorship of this Agreement.

   25.19 English Language. The official language of this Agreement is English. All correspondence, communications, agreements and requests shall be in English.

   25.20 Survival of Obligations. The provisions contained in Sections 4.1(c), 4.2(b), 15, 16, 17.6, 18, 19, 20, 22.3, 22.6, 23,
25.7, 25.16 shall survive expiration or termination of this Agreement.

   25.21 Entire Agreement. This Agreement with Schedules, Attachments, other documents referred to herein, are intended as the complete, final and exclusive statement of the terms of the agreement between the parties and supersede any and all other agreements between them relating to the subject matter hereof (including the Memorandum of Understanding dated January 24, 1995 between the parties). This Agreement may not be modified except in writing signed by both parties. This Agreement as set forth in this writing shall not be modified or altered by any subsequent course of performance by and between the parties. It is agreed that the parties may from time to time make changes to certain Schedules without executing a formal amendment to this Agreement so long as both parties mutually agree to such changes in writing.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first above written.


                                     HYUNDAI ELECTRONICS
MAXTOR CORPORATION                   INDUSTRIES CO., LTD.


By    /s/ Katherine Curtin Young     By   /s/ Byoung Doo, Choi
      --------------------------          ---------------------
Name   Katherine Curtin Young        Name   Byoung Doo, Choi
       ----------------------               -----------------
       Sr. Vice President,            General Manager & Vice President
Title  Worldwide Operations          Title  Storage Business Division
       -----------------------              --------------------------